Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this registration statement on Form F-10/A of Uranium Royalty Corp. of our report dated July 16, 2025 relating to the financial statements of Uranium Royalty Corp., which appears in Exhibit 99.3 to Uranium Royalty Corp.’s Annual Report on Form 40-F for the year ended April 30, 2025. We also consent to the references to us under the heading “Interests of Experts” in such registration statement.

/s/ Pricewaterhouse Coopers LLP

Chartered Professional Accountants

Vancouver, British Columbia

Canada

August 6, 2025

PricewaterhouseCoopers LLP

250 Howe Street, Suite 1400, Vancouver, British Columbia, Canada V6C 3S7

T.: +1 604 806 7000, F.: +1 604 806 7806,Fax to mail: ca_vancouver_main_fax@pwc.com, www.pwc.com/ca